PATENT LICENSE AGREEMENT

UTA No. ____PM0607801____

This Patent License Agreement is between the Board of Regents ("Board") of The University of Texas System ("System"), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, and the Licensee identified below.

Background

Board owns rights to the Licensed Patents that were developed at The University of Texas at Austin ("University"), a component institution of System. Licensee desires to secure the right and license to use, develop, manufacture, market, and commercialize the Licensed Patents. Board has determined that such use, development and commercialization of the Licensed Patents is in the public's best interest and is consistent with Board's educational and research missions and goals. Board desires to have the Licensed Patents developed and used for the benefit of Licensee, the inventors, Board and the public.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties hereby agree as follows:

The Terms and Conditions of Patent License attached hereto as Exhibit A are incorporated herein by reference in their entirety (the "Terms and Conditions"). In the event of a conflict between provisions of this Patent License Agreement and the Terms and Conditions, the provisions in this Patent License Agreement shall govern. Capitalized terms used in this Patent License Agreement without definition shall have the meanings given to them in the Terms and Conditions.

The section numbers used in the left hand column in the table below correspond to the section numbers in the Terms and Conditions.

1	Definitions		
	Licensee	RealPaper Displays Inc, a California Corporation, with its principal place of business at 4040 MacArthur Blvd, Ste. 240, Newport Beach CA 92660	
	Effective Date	September 1, 2006	
	Licensed Field	"Electric Paper", a Revolutionary Display System as per the invention definition in disclosure UTA#2723	
	Licensed Territory	Worldwide	
	Licensed Patents **US Patent #4,942,128** Microbial Cellulose Modified During Synthesis **US Patent #4,954,439** Multiribbon Microbial Cellulose		
	Application No. **Date of Filing**	**Title**	**Inventor(s)**

	2723-BRO	Compositions, methods and systems for making and using electronic paper	Dr. Malcolm Brown, Jay Shah,
	2984-BRO	Novel electron storage device based on bacterial cellulose.	Dr. Malcolm Brown, Robert Wenz, YuYu Sun
	2992-BRO	In-Plane Backside Address Circuit for Paper-like Displays, Sensors, and Other Electronically-addressed Media	Dr. Malcolm Brown, Robert Wenz, YuYu Sun
	2983-BRO	Methods and Compositions for Improved Performance in Electronic Paper	Dr. Malcolm Brown, Robert Wenz, YuYu Sun
	5126-BRO	Electrically-Switchable Black/White Electrochromic Paper	Dr. Malcolm Brown, Robert Wenz
2.1	**Exclusive or Non-exclusive**	Exclusive to POP displays Non-Exclusive to Other Display applications	
3.1	**Upfront License Fee**	$25,000.00 (paid monthly in installments of $4,166.67 per month for 6 months)	
3.2	**Annual Maintenance Fee**	$10,000.00	
3.3	**Running Royalty Rate**	3%	
3.4	**Minimum Royalty**	$_100,000.00_____ for the period ended December 31, 2008 $_100,000.00_____ for the period ended December 31, 2009 $_300,000.00_____ for the period ended December 31, 2010_ $_500,000.00_____ for each 12-month period thereafter	
3.5	**Patent Expenses Due Upon Signing**	$29,261.57 (paid monthly in installments of $4,876.38 per month for 6 months)	
3.6	**Sublicense Fees**	50%	

		Milestone Events	Deadline	Fees
3.7	**Milestones**	**Milestone Events**	**Deadline**	**Fees**
		1. Obtain a commitment letter from a valid funding source for a minimum of $5Million dollars to be drawn down at approximately $500K a month	October 31, 2006	N/A
		2.Passing Alpha Test of first POP display product	February 28, 2008	
		3.Passing Beta Test of first POP display product	April 30, 2008	
		4.First Sale of POP display	May 31, 2008	
		5. Payment of $100K to UT Austin	December 31, 2008	

3.8	**License Documentation Fee**	0
6.3	**Countries for Foreign Patent Filings**	A minimum of Japan, Canada, EU, Korea and Australia

7.3	**Deadline for first sale**	__May 31, 2008__
15	**Assignment Fee**	$_N/A______
18	**Licensee's Address for Notice**	4040 MacArthur Blvd. Ste. 240, Newport Beach CA 92660 Attn: Fred Rogers ________________ ________________ Fax: 949-955-2739_ Phone: __(949) 955-2721________ E-mail: _ frogers@suti.com________

20. Special Provision. The parties hereby agree to the following special provisions set forth in this Section 20 with respect to this Patent License Agreement. In the event of a conflict between the terms set forth in this Section 20 and those set forth in the Terms and Conditions attached as Exhibit A, the terms and conditions set forth in this Section 20 shall govern.

The University will receive 10 shares of Series A Convertible Preferred Stock in RealPaper Displays Inc.. Each share is convertible into an equivalent number of common share such that the percentage of ownership by the University will be equal to one percent (1%) of the common stock authorized and outstanding on a fully diluted basis at the time of conversion (i.e. for a total ownership in the Company will be equal to 10% of the Company's fully diluted equity). The University will have the option to convert the Preferred Stock into Common Shares at any time at their election, however, they MUST convert at such time as the Company receives at least a net *$8.5 Million* in cumulative Financing. For this purpose Financing will be defined to include all private equity investments and/or governmental and private grants received by Real Paper. However, each dollar of grant funds received by the Company from government and private grants will be multiplied by a factor equal to 50% for inclusion into this calculation (i.e. valued at 50% of a dollar for inclusion in this calculation).

21. No Other Promises and Agreements; Representation by Counsel. Licensee expressly warrants and represents and does hereby state and represent that no promise or agreement which is not herein expressed has been made to Licensee in executing this Patent License Agreement except those explicitly set forth herein and in the Terms and Conditions, and that Licensee is not relying upon any statement or representation of Board, University or their representatives. Licensee is relying on Licensee's own judgment and has been represented by legal counsel. Said legal counsel has read and explained to Licensee the entire contents of this Patent License Agreement and the Terms and Conditions incorporated by reference herein. Licensee hereby warrants and represents that she Licensee understands and agrees to all terms and conditions set forth in this Patent License Agreement and said Terms and Conditions.

22. Deadline for Execution by Licensee. If this Agreement is executed first by the Board and is not executed by the License and received by the Board at the address and in the manner set forth in Section 18 of the Terms and Conditions within thirty (30) days of the date of signature set forth under the Board's signature below, then this Agreement shall be null and void and of no further effect.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Patent License Agreement.

ON BEHALF OF THE BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM	LICENSEE: Real Paper Displays Inc.
By [signature]	By [signature]
Juan M. Sanchez, Ph.D.	Name FRED ROGERS
Vice President for Research	Title PRESIDENT
The University of Texas at Austin	Date Nov 11/06
Date FEB 12 2007	

EXHIBIT A

TERMS AND CONDITIONS OF PATENT LICENSE

These Terms and Conditions of Patent License ("Terms and Conditions") govern the grant of license by the Board of Regents ("Board") of the University of Texas System ("System"), an agency of the State of Texas, when incorporated by reference into a Patent License Agreement executed by the Board and a Licensee identified therein. All Section references in these Terms and Conditions shall be references to provisions in these Terms and Conditions unless explicitly stated otherwise.

1. Definitions

"Affiliate" means any entity more than 50% owned by Licensee, any entity which owns more than 50% of Licensee, or any entity that is more than 50% owned by an entity that owns more than 50% of Licensee.

"Agreement" means collectively (i) these Terms and Conditions, and (ii) the Patent License Agreement.

"Confidential Information" means all information that is of a confidential and proprietary nature to University or Board, or Licensee, as further set forth in Section 8 (Confidentiality). Without limiting the foregoing, (i) Confidential Information of both parties includes the Patent License Agreement (but not these Terms and Conditions and not the fact that the parties have entered into the Patent License Agreement), (ii) Confidential Information of Licensee includes the information it discloses under Section 4.2, and (iii) Confidential Information of the Board includes all invention disclosures and all patent applications prior to publication.

"Effective Date" means the date indicated as the Effective Date in Section 1 of the Patent License Agreement.

"Fair Market Value" means the cash consideration an unaffiliated, unrelated buyer would pay in an arm's length sale of a substantially identical item sold in the same quantity, under the same terms, and at the same time and place.

"Indemnitees" are defined in Section 13.

"Licensee" means the party identified as the Licensee in Section 1 of the Patent License Agreement.

"Licensed Field" means the Licensed Field identified in Section 1 of the Patent License Agreement, subject to the then-current applicable article, item, service, technology, and technical data-specific requirements of the U.S. export laws and regulations.

"Licensed Patents" means those United States patent applications and patents listed in Section 1 of the Patent License Agreement, and any corresponding foreign patent applications and patents, and any divisionals, continuations, reissues, and reexaminations thereof.

"Licensed Product(s)" means any product(s) (i) whose manufacture, use, sale or import is Covered by any claim of the Licensed Patents, or (ii) which are made using a process, method, product or machine Covered by a claim of the Licensed Patents. Licensed Product(s) will also include any service rendered through the use of a product, process, method or machine Covered by any claim of the Licensed Patent. As used herein, "Covered" means that the product or service infringes, or contributes to or induces the infringement of, a claim of the Licensed Patents; and for purposes of constituting an infringement, it shall be assumed that the claims of the Licensed Patents are issued claims.

"Licensed Territory" means the territory so indicated as the Licensed Territory in Section 1 of the Patent License Agreement, subject to the then-current applicable article, item, service, technology, and technical data-specific requirements of the U.S. export laws and regulations.

"Net Sales" means the gross revenue, monies or cash equivalent, received by Licensee, Affiliates or Sublicensees from the Sale of Licensed Products less the following items directly attributable to the Sale of such Licensed Products and specifically identified on the invoice, and included in the gross revenues, and borne by the Licensee, Affiliates, or Sublicensees as the seller: (a) sales and use taxes actually paid by the seller; (b) discounts, rebates, or returns; and (c) outbound transportation expenses.

"Patent License Agreement" means the particular Patent License Agreement to which these Terms and Conditions are attached and incorporated into by reference.

"Sale or Sold" means any bona fide transaction for which consideration is received or expected for the sale, use, lease, transfer, or other disposition of Licensed Product(s). A Sale of Licensed Product(s) will be deemed completed at the time Licensee or its Affiliate or its Sublicensee invoices, ships, or receives payment for such Licensed Product(s), whichever occurs first.

"Sublicense Agreement" means any agreement or arrangement pursuant to which Licensee grants to any third party (including an Affiliate) any rights to use any of the Licensed Patents or any other rights of Licensee under the Agreement.

"Sublicense Consideration" means all sublicense fees and other consideration payable by each Sublicensee in consideration for a Sublicense Agreement, excluding (i) running royalties paid by the Sublicensee for sales of Licensed Products in accordance with Section 3.3 (Running Royalty) and (ii) funds paid to Licensee exclusively for future research and development work to be performed by Licensee related to Licensed Product(s) so long as the funding does not reflect a premium of more than 15% over Licensee's actual costs to perform said work. If an equity investment is made in Licensee in connection with a Sublicense Agreement, any premium paid over the Fair Market Value for such equity will be treated as Sublicense Consideration.

"Sublicense Fee" means that certain percentage rate as specified in Section 3.6 of the Patent License Agreement, multiplied times the Sublicense Consideration.

"Sublicensee" means any party (including an Affiliate) that enters into a Sublicense Agreement.

"Sublicensee Breach" is defined in Section 2.3 (Sublicensing).

"Term of Agreement" will commence on the Effective Date and continue until the date of expiration or termination of the last to expire or terminate of the Licensed Patents. A Licensed Patent shall be considered terminated if University finally terminates or abandons prosecution of the patent application with respect thereto without any claims being issued.

"University" means The University of Texas at Austin, a component institution of System.

2. License Grant

2.1 Grant

Board grants to Licensee a royalty-bearing license under Licensed Patents to manufacture, have manufactured, offer for sale, sell, lease, and/or import Licensed Products in the Licensed Field in the Licensed Territory. This license grant is exclusive only if so indicated in Section 2.1 of the Patent License Agreement. Otherwise, the license grant is non-exclusive. This grant is subject to the payment by Licensee to University of all consideration required under the Agreement, to any rights of the Government of the United States as set forth in Section 11.2 (Government Rights), and is further subject to rights retained by Board and University to:

(a) publish the general scientific findings from research conducted in whole or in part at the University or otherwise within the System related to Licensed Patents; and

(b) manufacture, have manufactured, use, or transfer Licensed Products for research, teaching and other educationally-related purposes without any royalty obligations for such use.

2.2 Affiliates

Licensee may extend the license granted herein to any Affiliate if the Affiliate consents in writing to be bound by the Agreement to the same extent as Licensee; provided, however, that any fee or other consideration paid to Licensee in consideration of such extension will be subject to the provisions of Section 3.6 (Sublicensee Fees) as if the Affiliate were a Sublicensee. Other agreements or arrangements with Affiliates relating to Licensed Patents which result in the Sale of Licensed Product(s) will be subject to the royalty payment and other applicable payment provisions of the Agreement.

2.3 Sublicensing

Only if the license grant is exclusive will Licensee have the right to grant sublicenses under Section 2 (License Grant) to third parties. Such right to sublicense is subject to the following conditions:

(a) In each Sublicense Agreement, the Sublicensee will be subject to the terms and conditions of the license granted to Licensee under the Agreement, and the Sublicensee will be prohibited from granting further sublicenses, without first obtaining approval from Board; provided, however, that in the event that such further sublicense is approved, any fee or other consideration paid to Sublicensee in consideration of such sub-sublicense will be subject to the provisions of Section 3.6 (Sublicensee Fees) and treated as Sublicense Consideration as if the sub-sublicensee were a Sublicensee.

(b) Licensee will forward to University, within thirty (30) days following its execution, a fully executed, complete, and accurate copy written in the English language of each Sublicense Agreement granted under the Agreement. University's receipt of such Sublicense Agreement will not constitute a waiver of any of Board's rights or Licensee's obligations under the Agreement.

(c) Notwithstanding any such Sublicense Agreement, Licensee will remain primarily liable to Board for all of the Licensee's duties and obligations contained in the Agreement, and any act or omission of a Sublicensee that would be a breach of the Agreement if performed by Licensee will be deemed to be a breach by Licensee of the Agreement. Each Sublicense Agreement will contain a right of termination by Licensee in the event that the Sublicensee breaches the payment obligations affecting Board or any other material terms and conditions of the Sublicense Agreement that would constitute a breach of the terms and conditions of the Agreement if such acts were performed by Licensee (a "Sublicensee Breach"). In the event of a Sublicensee Breach, and if after a reasonable opportunity to cure as provided in any such Sublicense Agreement, such Sublicensee fails to cure such Sublicensee Breach, then the Licensee will terminate the Sublicense Agreement unless Board agrees in writing that such Sublicense Agreement need not be terminated.

(d) Upon termination of the Agreement for any reason, all Sublicense Agreements will, at Board's option, be (i) assigned to and assumed by Board, or (ii) terminated.

3. Fees and Royalties

In consideration of rights granted by Board to Licensee under the Agreement, Licensee will pay University the following fees and royalties. Each payment will reference the UTA No. set forth in the Patent License Agreement, will be made separately from any other fees or payments due under the Agreement and will be sent to the address in Section 5.1 (Payments).

3.1 Upfront License Fee

Licensee will pay a non-refundable upfront license fee in the amount set forth in Section 3.1 of the Patent License Agreement, due and payable when the Patent License Agreement is executed by Licensee.

3.2 Annual Maintenance Fees
Licensee will pay a non-refundable annual maintenance fee in the amount set forth in Section 3.2 of the Patent License Agreement, due and payable on each anniversary of the Effective Date. Said annual maintenance fee will be reduced by the amount of royalties paid pursuant to Sections 3.3 (Running Royalty) and 3.4 (Minimum Royalty) in the previous 12 months, but will not be reduced below zero.

3.3 Running Royalty
Licensee will pay a running royalty equal to the percent of Net Sales for Licensed Product(s) Sold by Licensee and its Affiliates and Sublicensees as set forth in Section 3.3 of the Patent License Agreement. Royalty payments will be made simultaneously with the delivery of the quarterly Payment Reports required under Section 4.1 (Payment Reports).

3.4 Minimum Royalty
In the event that the running royalties and Sublicense Fees paid to University does not reach the minimum amounts set out in Section 3.4 of the Patent License Agreement for the dates indicated therein, Licensee will additionally pay a minimum royalty deficit sum (the difference between said minimum amount and the amount of cumulative royalties and Sublicense Fees actually paid) on such date to University.

3.5 Patent Expenses Due Upon Signing
Licensee will reimburse University for the past patent expenses set forth in Section 3.5 of the Patent License Agreement at the time the Agreement is executed by Licensee. The amount set forth in Section 3.5 of the Patent License Agreement is the amount currently estimated to be owed for past patent expenses, but shall not limit Licensee's obligations to pay all past and future patent expenses pursuant to Section 6 (Patent Expenses and Prosecution).

3.6 Sublicense Fees
Within thirty (30) days after receipt by Licensee of any Sublicense Consideration, Licensee will promptly pay the percent indicated in Section 3.6 of the Patent License Agreement of such Sublicense Consideration, as a Sublicense Fee. If Licensee receives any non-cash consideration as part of the Sublicense Consideration (including equity in Sublicensee or other entities), University shall have the option to take its portion of the Sublicense Consideration in kind or in cash based on the Fair Market Value of the non-cash consideration as of the date of receipt by Licensee.

3.7 Milestones
Licensee will pay Board milestone fees in connection with the development of each Licensed Product(s) in accordance with the schedule set forth in Section 3.7 of the Patent License Agreement. Within thirty (30) days after the earlier of (a) completion of a particular milestone event, or (b) the deadline for such milestone event indicated in Section 3.7 of the Patent License Agreement, if any, Licensee shall provide University payment of the milestone fee indicated in Section 3.7 of the Patent License Agreement, if any, and a written report certified by an officer of Licensee regarding the status of completion of that milestone event.

3.8 License Documentation Fee
Licensee will pay a non-refundable license documentation fee in the amount set forth in Section 3.8 of the Patent License Agreement, due and payable when the Patent License Agreement is executed by Licensee.

4. Reports, Plans, and Commercialization

4.1 Payment Reports
Within forty-five (45) days after March 31, June 30, September 30, and December 31, beginning immediately after the Effective Date, Licensee will deliver to University a true and accurate written Payment Report, certified by the chief financial officer or similar officer of Licensee even if no payments are due Board, giving the particulars of the business conducted by Licensee, Affiliate and its Sublicensee(s), if any exist, during the preceding three (3) calendar months as are pertinent to calculating payments hereunder. This report will be prepared and delivered in accordance with Exhibit A-1 (Form of Payment Report), or such other form as is reasonably appropriate and acceptable to University. University may change the required Form of Payment Report upon ninety (90) days notice to Licensee. Simultaneously with the delivery of each

report, Licensee will pay to University the amount due, if any, for the period of each Payment Report as set forth in Section 3 (Fees and Royalties). Licensee's failure to submit a Payment Report in the required form will constitute a breach of the Agreement. Licensee will continue to deliver Payment Reports to University after the termination or expiration of the Agreement until such time as all Licensed Product(s) permitted to be Sold after termination have been Sold or destroyed.

4.2 Progress Report and Commercialization Plan

Within forty-five (45) days after the end of each calendar year, whether or not a first Sale has occurred, Licensee will deliver to University a true and accurate written Progress Report and Commercialization Plan, certified by the chief operating officer or similar officer of Licensee, as to Licensee's (and any Affiliate's and/or Sublicensee's) efforts and accomplishments during the preceding year to develop and commercialize Licensed Products in the Licensed Territory, together with Licensee's (and any Affiliate's and/or Sublicensee's) plans for the upcoming year to develop and commercialize Licensed Products. The Progress Report and Commercialization Plan will be prepared and delivered in accordance with Exhibit A-2, or such other form as is reasonably appropriate and acceptable to University. University may change the required Form of Progress Report and Commercialization Plan upon ninety (90) days notice to Licensee. Licensee's failure to submit a Progress Report and Commercialization Plan in the required form will constitute a breach of the Agreement. If the Effective Date is on or after October 1, then a Progress Report and Commercialization Plan will not be required at the end of that year, but the Progress Report and Commercialization Plan for the following year shall cover activities for the stub period of that first year.

The Progress Report and Commercialization Plan will be sent to:

Office of Technology Commercialization
Attn: Licensing Management
The University of Texas at Austin
3925 West Braker Lane, Suite 1.9A
Austin, Texas 78759

4.3 Diligent Commercialization

Licensee (by itself and/or through its Affiliates and Sublicensees) will use diligent and commercially reasonable efforts to Actively Commercialize Licensed Products in the Licensed Field in the Licensed Territory. Without limiting the foregoing, Licensee will use diligent and commercially reasonable efforts to perform and complete (i) the milestone events specified in Section 3.7 of the Patent License Agreement by the deadlines indicated therein and (ii) the Commercialization Plan submitted pursuant to Section 4.2 (Progress Report and Commercialization Plan). "Actively Commercialize" means having a commercially effective, reasonably funded (as compared to other similarly situated companies), ongoing and active research, development, manufacturing, marketing and/or sales program directed toward obtaining regulatory approval, production and/or Sales of Licensed Product(s) in a Licensed Field in a Licensed Territory.

4.4 Failure to Meet Milestones by Deadlines

The failure of Licensee to meet the milestone events set forth in Section 3.7 of the Patent License Agreement by the deadlines indicated therein shall be considered a material breach of the Agreement.

5. Payment, Records, and Audits

5.1 Payments

All dollar amounts referred to in the Agreement are expressed in United States dollars without deductions for taxes, assessments, fees, or charges of any kind. Each payment will reference the UTA No. set forth at the beginning of the Patent License Agreement and will be made separately from any other fees or payments due under the Agreement. All payments to University will be made in United States dollars by check payable to "The University of Texas at Austin" and sent to:

Office of Technology Commercialization

Attn: Accounts Receivable
The University of Texas at Austin
3925 West Braker Lane, Suite 1.9A
Austin, Texas 78759

5.2 Sales Outside the U.S.

The remittance of royalties payable on Sales made outside the United States will be payable to University in United States Dollar equivalents; provided, however if any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rates used by Licensee in calculating Licensee's own revenues for financial reporting purposes in accordance with Generally Accepted Accounting Principles. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance in not lawful or possible, the payment of such part of the royalties as is necessary will be made by the deposit thereof, in the currency of the country where the Sale was made on which the royalty was based to the credit and account of University or its nominee in any commercial bank or trust company of University's choice located in that country, prompt written notice of which will be given by Licensee to University.

5.3 Late Payments

Amounts that are not paid when due will accrue interest from the due date until paid, at a rate equal to one percent (1.0%) per month (or the maximum allowed by law, if less).

5.4 Records

Licensee will maintain, and cause its Sublicensees and Affiliates to maintain, complete and accurate books and records that enable all royalties payable under the Agreement to be verified. The records for each calendar quarter will be maintained for three (3) years after the submission of each report under Section 4.1 (Payment Reports).

5.5 Auditing

Upon reasonable prior notice to Licensee and/or its Affiliates and Sublicensees, and at University's expense, University or its representatives or its appointed accountants will have access to such books and records relating to Net Sales as necessary to conduct a review or audit of Net Sales and verify all royalty reports submitted and royalty payments. Such access will be available to University upon not less than ten (10) days' written notice to Licensee and/or its Affiliates and Sublicensees, not more than once each calendar year of the Term, during normal business hours, and once a year for three years after the expiration or termination of the Agreement. If an audit of Licensee's records indicates that Licensee has underpaid royalties by more than (i) three percent (3%), or (ii) five thousand dollars US ($5,000 US), whichever is greater, for the records so audited, Licensee will pay the reasonable costs and expenses incurred by University and its representatives and accountants, if any, in connection with the review or audit, and Licensee will immediately remit such royalties and any accrued interest to University. Further, whenever Licensee and/or its Affiliates and Sublicensees has its books and records audited by an independent certified public accountant, Licensee and/or its Affiliates and Sublicensees will, within thirty (30) days of the conclusion of such audit, provide Board with a written statement, certified by said auditor, setting forth the calculation of royalties due to University over the time period audited as determined from the books and records of the Licensee.

6. Patent Expenses and Prosecution

6.1 Patent Expenses

Licensee will pay all past and future expenses for filing, prosecuting, and maintaining the Licensed Patents that are licensed to Licensee. Patent costs and expenses to be paid by Licensee shall include, but not be limited to, all costs related to United States and foreign filings (pursuant to Section 6.3), including patent filing, translation, search, prosecution and maintenance costs and fees. Licensee will be billed and will pay directly to patent counsel all documented costs and fees and other charges incident to the preparation, prosecution, and maintenance of the Licensed Patents; and Licensee shall pay such expenses within thirty (30) days after receipt of invoice from patent counsel.

6.2 Direction of Prosecution
University will work closely with Licensee to develop a suitable strategy for the prosecution and maintenance of all Licensed Patents. University will confer with Licensee regarding the choice of patent counsel and will identify to Licensee the patent counsel selected by University to prosecute the Licensed Patents. It is intended that Licensee will interact directly with the selected patent counsel in all phases of patent prosecution, such as preparation, office action responses, filing strategies for continuation or divisional applications, and other related activities. University will request that copies of all documents prepared by the selected patent counsel be provided to Licensee for review and comment prior to filing, to the extent practicable under the circumstances. University will maintain final authority in all decisions regarding the prosecution and maintenance of the Licensed Patents, but in its discretion University may delegate specific authority to Licensee, provided, that (a) University is furnished with a quarterly status report on such prosecution and maintenance activities, containing such information as reasonably requested by University, (b) University may revoke the delegation at any time, and (c) counsel that is prosecuting the patent remains counsel to the University unless University agrees otherwise in writing. All patent applications and patents will be in the name of Board and owned by Board.

6.3 Foreign Filings
In addition to the United States, the Licensed Patents shall be pursued in the foreign countries so identified in Section 6.3 of the Patent License Agreement, and in such additional foreign countries as Licensee may designate in writing to University in sufficient time to reasonably enable the preparation of such additional filings.

7. Term and Termination

7.1 Termination at End of Term
Unless sooner terminated as provided herein, the Agreement will terminate at the end of the Term of Agreement as defined in Section 1 (Definitions).

7.2 Termination by Licensee
Licensee, at its option, may terminate the Agreement at any time by doing all of the following:

(a) by ceasing to make, have made, use and sell and/or import any Licensed Product(s);

(b) by giving one hundred eighty (180) days prior written notice to Board of such cessation and of Licensee's intent to terminate. Licensee agrees that Board and University may immediately begin negotiations with other potential licensees upon delivery of such notice to Board and that all other obligations of Licensee under the Agreement will continue until the effective date of termination; and

(c) by tendering payment of all accrued royalties and other payments due to Board as of the date of the notice of termination.

Licensee, at also its option, may terminate the Agreement upon written notice to Board if Board breaches the Agreement and does not cure such breach within thirty (30) days after the delivery of written notice from Licensee.

7.3 Termination by Board
Board, at its option, may immediately terminate the Agreement, or any part of Licensed Patents, or any part of Licensed Field, or any part of Licensed Territory, or the exclusive nature of the license grant, upon delivery of written notice to Licensee of Board's intent to terminate, if any of the following occur:

(a) Licensee has not had a Sale of Licensed Product(s) by the date set forth in Section 7.3 of the Patent License Agreement; or

(b) Licensee becomes more than thirty (30) days in arrears in any payments, fees or other expenses due under the Agreement; or

(c) Licensee is in breach of any other provision the Agreement, and does not cure such breach within thirty (30) days after delivery of written notice from Board.

Furthermore, if, in any one twelve (12) month period, Board or University delivers notice to Licensee of three (3) or more actual breaches of the Agreement, even in the event that Licensee cures such breaches in the allowed period, Board may immediately terminate the Agreement upon delivery of notice of termination to Licensee.

7.4 Other Conditions of Termination
The Agreement will terminate earlier:

(a) Immediately without the necessity of any action being taken by Board or Licensee, if Licensee becomes bankrupt or insolvent and/or if the business of Licensee is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Licensee or otherwise; or

(b) at any time by mutual written agreement between Licensee and Board.

7.5 Survival
If the Agreement is terminated for any reason:

(a) except in the case of termination under Section 7.1 (Termination at End of Term), Licensee will immediately cease use of the Licensed Patents; provided however, after the effective date of termination, Licensee may sell all Licensed Product(s) and parts thereof that it has on hand at the effective date of termination; provided, however, that Licensee's royalty obligations will continue until all Licensed Product(s) have been sold.

(b) Each party will comply with the provisions of Section 8.4 (Copies); and

(c) nothing in the Agreement will be construed to release either party from any obligation that matured prior to the effective date of termination; and

(d) The provisions of Sections 8 (Confidentiality), 9 (Infringement and Litigation), 11 (Representations and Disclaimers), 12 (Limit of Liability), 13 (Indemnification), 14 (Insurance), 17 (Use of Name), 18 (Notices), and 19 (General Provisions) will survive any termination or expiration of the Agreement. In addition, the provisions of Sections 3 (Fees and Royalties), 4.1 (Payment Reports), 5 (Payment, Records and Audits) and 6.1 (Patent Expenses) shall survive with respect to all activities and payment obligations accruing prior to the termination or expiration of the Agreement.

8. Confidentiality

8.1 Protection and Marking
Any disclosure of Confidential Information is made in the strictest confidence. Each party will make all reasonable efforts to ensure the protection, confidentiality, and security of the other party's Confidential Information in its possession, such efforts to be no less than the degree of care employed by Licensee and University to preserve and safeguard its own Confidential Information. The provisions of Section 8 shall also be applicable to Licensee's Affiliates and Sublicensees.

8.2 Non-Disclosure
Each party may disclose the Confidential Information to its own employees and agents in connection with the party's rights and obligations under the Agreement; provided, however, that such employees and agents will have agreed to be bound by the confidentiality terms of the Agreement or have entered into an agreement of similar scope and obligations to protect the Confidential Information.

8.3 Non-Use
A party will not use the other party's Confidential Information for any reason other than in connection with the party's rights and obligations under the Agreement.

8.4 Copies
Each party agrees not to copy or record any of the Confidential Information of the other party, except as reasonably necessary to exercise the rights granted under the Agreement or perform obligations under the Agreement. Within thirty (30) days after the termination of the Agreement, each party will deliver to the other party all copies or records of Confidential Information of the other party in its possession or control, or will certify in writing to the other party that such Confidential Information has been destroyed.

8.5 Continuing Obligations
Subject to the exceptions listed below, the parties' confidentiality obligations under the Agreement will survive termination of the Agreement and will continue for a period of five (5) years.

8.6 Exclusions
A party's Confidential Information will not include any information which:

(a) can be demonstrated to have been in the public domain as of the Effective Date of the Agreement or comes into the public domain during the Term of the Agreement through no fault of the other party;

(b) can be demonstrated, from written records, to have been known to the other party prior to the Effective Date of the Agreement and was not acquired, directly or indirectly, from the owning party or from a third party under a continuing obligation of confidentiality or limited use;

(c) can be demonstrated to have been rightfully received by the other party from a third party who did not require such other party to hold it in confidence or limit its use and who did not acquire it, directly or indirectly, from the owning party under a continuing obligation of confidentiality; or

(d) is required to be disclosed by law or a court of competent jurisdiction, or in University's case, by its public information law, after giving maximum practical notice to the other party.

8.7 Degree of Care and Survival of Obligations
Each party's obligation of confidence hereunder will be fulfilled by using at least the same degree of care with the Confidential Information as such party uses to protect its own confidential information, but no less than a reasonable degree of care.

8.8 Copyright Notice
The placement of a copyright notice on any Confidential Information will not be construed to mean that such information has been published and will not release the other party from its obligation of confidentiality hereunder.

9. Infringement and Litigation

9.1 Notification
University and Licensee are responsible for notifying each other promptly of any infringement of Licensed Patents or any misappropriation of Confidential Information that may come to their attention. University and Licensee will consult one another in a timely manner concerning any appropriate response thereto.

9.2 Licensee Prosecution Rights
If Licensee has been granted an exclusive license under Section 2 (Grant), Licensee will have the right, but not the obligation, to prosecute infringement of the Licensed Patents in the Licensed Field at its own expense. Licensee will not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Board or University or grants any rights to Licensed Patents, without Board's prior written consent. At the time of filing any infringement enforcement action, Board and Licensee will determine how any damages

awarded will be distributed between Board and Licensee; provided, however, that in no event will Board's distribution be less than an amount that would have been due Board based upon Section 3.6 (Sublicense Fees) as if the litigation recovery had been Sublicense Consideration.

9.3 Board's Right to Intervene
Licensee's prosecution rights under Section 9.2 (Licensee Prosecution Rights) will be subject to the continuing right of Board or University to intervene at Board's or University's own expense and join Licensee in any claim or suit for infringement of Licensed Patents. Any consideration received in settlement of any claim or suit will be shared between University and Licensee in a proportionate amount to be determined at the time of intervention.

9.4 Board's Prosecution Rights
If Licensee fails to prosecute such infringement of the exclusively Licensed Patents in the Licensed Field under Section 9.2 (Licensee Prosecution Rights) within six (6) months after notice of infringement, Board or University will have the right, but not the obligation, to prosecute such infringement at its own expense. Board will have the additional right, if Licensee fails to prosecute such infringement within said six (6) month period, to convert the license rights granted to Licensee from exclusive to non-exclusive with respect to the Licensed Patents and field of use being infringed. In the event Board exercises this conversion right, Board may grant non-exclusive license rights to the infringer and/or to other third parties for said Licensed Patents and field of use, with Board retaining 100% of all consideration for said license grants.

9.5 Cooperation between Board, University, and Licensee
In any action to enforce any of the Licensed Patents, either party to the Agreement, at the request and expense of the other party, will cooperate to the fullest extent reasonably possible. This provision will not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

10. Export Compliance

Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR,) and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (i) ITAR and EAR product/service/data-specific requirements; (ii) ITAR and EAR ultimate destination-specific requirements; (iii) ITAR and EAR end user-specific requirements; (iv) ITAR and EAR end user-specific requirements; (v) Foreign Corrupt Practices Act; and (vi) anti-boycott laws and regulations. Licensee will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Products (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Licensed Products (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of U.S. export laws and regulations or other applicable U.S. laws and regulations. Licensee will include an appropriate provision in its agreements with its authorized Sublicensees to assure that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations.

11. Representations and Disclaimers

11.1 Board Representation
Except for the rights, if any, of the Government of the United States, as set forth below, Board represents its belief that (i) it is the owner of the entire right, title, and interest in and to Licensed Patents, (ii) it has the sole right to grant licenses to the Licensed Patents, and (iii) it has not knowingly granted licenses to the Licensed Patents to any other entity that would conflict with the rights granted to Licensee herein. EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT, BOARD MAKES NO REPRESENTATIONS, WARRANTIES OR COVENANTS, EXPRESS OR IMPLIED.

11.2 Government Rights
Licensee understands that the Licensed Patents may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto. The Agreement is explicitly made subject to the Government's rights under any agreement and any applicable law or regulation. If there is a conflict between such Government agreement, applicable law or regulation and the Agreement, the terms of the Government agreement, applicable law or regulation will prevail.

11.3 Board Disclaimers
Licensee understands and acknowledges that (i) Board makes no representation with respect to the Licensed Patents or Licensed Products, as to the suitability, operability or fitness for any use, safety, efficacy, ability to obtain regulatory approval, patentability, and/or breadth of the Licensed Patents, or as to whether there are any other patents now held, or which will be held, by others or by Board in the Licensed Field, or as to whether the inventions claimed in Licensed Patents do not infringe any other patents now held or that may be held by others or by Board; (ii) nothing in the Agreement will be construed as conferring by implication, estoppel or otherwise any license or rights to any patents or technology of Board other than the Licensed Patents, whether such patents are dominant or subordinate to the Licensed Patents; and (iii) Board has no obligation to furnish to Licensee any know-how, technology or technological information.

11.4 Licensee Representations
By execution of the Agreement, Licensee represents, acknowledges, covenants and agrees (i) that Licensee has not been induced in any way by Board, System, University or its employees to enter into the Agreement, and (ii) that Licensee has conducted sufficient due diligence with respect to all items and issues pertaining to this Section 11 (Representations and Disclaimers) and all other matters pertaining to the Agreement; and (iii) that Licensee has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and (iv) that Licensee accepts all risks inherent herein. Licensee represents that it is a duly organized, validly existing entity of the form indicated in Section 1 of the Patent License Agreement, and in good standing under the laws of its state of organization as indicated in Section 1 of the Patent License Agreement, and has all necessary corporate or other appropriate power and authority to execute, deliver and perform its obligations hereunder.

12. Limit of Liability

IN NO EVENT WILL BOARD OR UNIVERSITY BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER BOARD OR UNIVERSITY KNOWS OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. BOARD'S AND UNIVERSITY'S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THE AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNTS PAID BY LICENSEE TO UNIVERSITY UNDER THE AGREEMENT DURING THE ONE YEAR PERIOD PRECEDING OF THE EVENT WHICH GAVE RISE TO THE LIABILITY. THE FOREGOING EXCLUSIONS AND LIMITATIONS WILL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND, WHETHER BASED ON CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE), OR ANY OTHER GROUNDS.

13. Indemnification

Licensee agrees to hold harmless and indemnify Board, System, University, its Regents, officers, employees, and agents (the "Indemnitees") from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out

of, or resulting from, the exercise or practice of the license granted hereunder by Licensee, Affiliates, Sublicensees, or their officers, employees, agents, or representatives.

14. Insurance

14.1 Insurance Requirements

At all times that Licensee (or its Affiliates or Sublicensees) is pursuing any activities involving the practice of the Licensed Patents, Licensee will, at its sole cost and expense, procure and maintain commercial general liability insurance issued by an insurance carrier with an A.M. Best rating of "A" or better in amounts and form customary in the industry for comparable businesses and sufficient for the business conducted by Licensee from time to time, provided that they are in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate. Licensee will have the Indemnities named as additional insureds. All rights of subrogation will be waived against Board, University and its insurers. Such commercial general liability insurance will provide (i) product liability coverage, beginning at the time any Licensed Product is being used, distributed or Sold (including for the purpose of obtaining any required regulatory approvals) by Licensee or a Sublicensee or Affiliate; (ii) broad form contractual liability coverage for Licensee's indemnification under the Agreement; and (iii) coverage for litigation costs. The specified minimum insurance amounts will not constitute a limitation on Licensee's obligation to indemnify the Indemnitees under the Agreement.

14.2 Evidence of Insurance and Notice of Changes

Licensee will provide University with written evidence of such insurance upon request of University. Licensee will provide University with written notice of at least thirty (30) days prior to the cancellation, non-renewal, or material change in such insurance.

14.3 Continuing Insurance Obligations

Licensee will maintain such commercial general liability insurance beyond the expiration or termination of the Agreement during (i) the period that any Licensed Product developed pursuant to the Agreement is being used, distributed or Sold by Licensee, any Affiliate, or any Sublicensee or agent of Licensee; and (ii) for five (5) years after such period.

14.4 Additional Insurance

Board reserves the right to request additional policies of insurance where appropriate and reasonable in light of Licensee's business operations and availability of coverage.

15. Assignment

The Agreement may not be assigned by Licensee without the prior written consent of Board, which consent will not be unreasonably withheld. In the event that the Board consents to an assignment, there will be a license assignment fee imposed by the Board in the amount set forth in Section 15 of the Patent License Agreement. In no event will Board assign Licensed Patents to Licensee.

16. Governmental Markings

16.1 Patent Marking

Licensee must mark all Licensed Products, where feasible, with patent notice appropriate under Title 35, United States Code.

16.2 Governmental Approvals and Marketing of Licensed Products

Licensee will be responsible for obtaining all necessary governmental approvals for the development, production, distribution, sale, and use of any Licensed Product, at Licensee's expense, including, without limitation, any safety studies. Licensee will have sole responsibility for any warning labels, packaging and instructions as to the use and the quality control for any Licensed Product.

16.3 Foreign Registration
Licensee agrees to register the Agreement with any foreign governmental agency that requires such registration; and Licensee will pay all costs and legal fees in connection with such registration. Licensee will assure that all foreign laws affecting the Agreement or the sale of Licensed Products are fully satisfied.

17. Use of Name

17.1 By Licensee
Licensee may use the name "The University of Texas at Austin" only in connection with factually based materials related to the Licensed Products and the business of the Licensee; provided, however, that Licensee may not use the name of System, Board or University in connection with any name, brand or trademark related to Licensed Products. For example, Licensee may include a statement in promotional materials that refers to the fact that a Licensed Product is based on technology developed at The University of Texas at Austin; but Licensee may not include University in a product or service name.

17.2 By Board or University
Board or University may use Licensee's name only in connection with factually based Board or University publicity related to University intellectual property and commercialization activities and achievements.

18. Notices

Any notice or other communication of the parties required or permitted to be given or made under the Agreement will be in writing and will be deemed effective when sent in a manner that provides confirmation or acknowledgement of delivery and received at the address set forth below (or as changed by written notice pursuant to this Section 18). Notices required under the Agreement may not be delivered via E-mail.

In the case of Board to:

Office of Technology Commercialization
Attn: Contract Manager
The University of Texas at Austin
3925 W. Braker Ln., Suite 1.9A
Austin, Texas 78759

Fax: (512) 475-6894
Phone: (512) 471-2995
E-mail: contract_management@otc.utexas.edu

or in the case of Licensee to the contact information set forth in Section 18 of the Patent License Agreement.

19. General Provisions

19.1 Binding Effect
The Agreement is binding upon and inures to the benefit of the parties hereto, their respective executors, administrators, heirs, permitted assigns, and permitted successors in interest.

19.2 Construction of Agreement
Headings are included for convenience only and will not be used to construe the Agreement. The parties acknowledge and agree that both parties substantially participated in negotiating the provisions of the Agreement; therefore, both parties agree that any ambiguity in the Agreement shall not be construed more favorably toward one party than the other party, regardless of which party primarily drafted the Agreement.

19.3 Counterparts and Signatures

The Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A party may evidence its execution and delivery of the Agreement by a telecopier facsimile transmission to the other party of a signed copy of the Agreement.

19.4 Enforcement

In the event either party commences any proceeding against the other party with respect to the Agreement, the prevailing party (as determined by the authority before whom such proceeding is commenced) will be entitled to recover reasonable attorneys' fees and costs as may be incurred in connection therewith, in addition to any other relief as may be granted.

19.5 Compliance with Laws

Licensee will comply with all applicable federal, state and local laws and regulations, including, without limitation, all export laws and regulations.

19.6 E-mails

The parties acknowledge that they may correspond or convey documentation via Internet e-mail, but that no modification of the Agreement will be made via e-mail communications.

19.7 Governing Law

The Agreement will be construed and enforced in accordance with laws of the United States of America and the State of Texas, without regard to choice of law and conflicts of law principles.

19.8 Modification

Any modification of the Agreement will be effective only if it is in writing and signed by duly authorized representatives of both parties.

19.9 Severability

If any of part of the Agreement is for any reason found to be unenforceable, invalid, or void, all other parts will remain enforceable.

19.10 Survival

The survival provisions of the Agreement are set forth in Section 7.5 (Survival).

19.11 Third Party Beneficiaries

Nothing in the Agreement, express or implied, is intended to confer any benefits, rights or remedies on any entity, other than the parties and their permitted successors and assigns.

19.12 Waiver

Neither party will be deemed to have waived any of its rights under the Agreement unless the waiver is in writing and signed by such party.

19.13 Entire Agreement

The Agreement constitutes the entire Agreement between the parties regarding the subject matter hereof, and supersedes all prior written or verbal agreements, representations and understandings relative to such matters.

END OF EXHIBIT A. EXHIBITS A-1 AND A-2 FOLLOW.

EXHIBIT A-1

Form for Payment Report

1. Pursuant to Section 4.1 (Payment Report) of the Terms and Conditions, Licensee must deliver to University a true and accurate written report, certified by a Officer of Licensee, giving the particulars of the business conducted by Licensee, Affiliates, and Sublicensees, during the preceding three calendar months, pertinent to calculating the payments which Licensee is to pay pursuant to the Agreement. Licensee should provide as much information as is reasonably necessary to calculate all of the amounts payable under the Agreement. Failure to provide the necessary information could result in breach and/or termination of the Agreement.

2. Each Payment Report is to cover a calendar quarter reporting period, with such periods ending on March 31, June 30, September 30, and December 31. The Payment Reports are due within forty-five (45) days after the end of each such period.

3. Simultaneous with delivering each Payment Report, Licensee must pay to the University the amount, if any, due for the applicable reporting period. Each payment is to be submitted to University by bank check or wire transfer payable to University, with Licensee designating the type of payment (e.g., running royalty payment, milestone payment, Sublicense Fee, etc).

4. Licensee shall cause each Payment Report to be received by the scheduled due date at University's address as follows:

Office of Technology Commercialization
Attn: Licensing Management
The University of Texas at Austin
3925 W. Braker Lane, Suite 1.9A
Austin, TX 78759

5. Each Payment Report shall include specific details concerning the following:

(a) The name of the Licensee and the UTA number for the Patent License Agreement, and the calendar quarter covered by the report.

(b) The name of any Affiliates and Sublicensees whose activities are also covered by the report.

(c) Identification of each Licensed Product for which any payments have become payable.

(d) The Payment Report shall be segregated on a product-by-product basis, and a country-by-country basis, listing the Net Sales for each License Product for each country. The report shall also itemize the permitted deductions from the gross revenues used to arrive at the resulting Net Sales, on a product-by-product and country-by-country basis.

(e) The applicable royalty rate.

(f) A description of any milestone event which was completed during the reporting period, and the resulting milestone fee payable.

(g) Listing of any Sublicense Consideration received by Licensee during the reporting period, and the resulting Sublicense Fee payable.

(h) If any of the Net Sales or Sublicense Consideration was made in currencies other than United States of America dollars, the report shall describe the currency exchange calculations.

6. For any particular calendar quarter, if the activities of Licensee and its Affiliates and Sublicensees did not generate any payments due under the Agreement, Licensee shall nevertheless submit a Payment Report so stating.

7. If the nature and/or volume of activities warrant additional or different types of information and details in order to keep University well informed as to the relevant factual information applicable to determining payments earned under the Agreement, University may request that Licensee provide such additional details and information; and Licensee will do so if reasonably feasible.

8. If the recordkeeping system of University necessitates that Payment Reports be in a particular format, or in a particular electronic form, Licensee shall use diligent and commercially reasonable efforts to furnish the Payment Reports in such format or form as is reasonably requested by University.

END OF EXHIBIT A-1.

EXHIBIT A-2

Form for Progress Report and Commercialization Plan

1. Pursuant to Section 4.2 (Progress Report and Commercialization Plan) of the Terms and Conditions, Licensee is to furnish to University on an annual basis a Progress Report and Commercialization Plan ("Report/Plan"). The general purposes of the Report/Plan are to keep University well informed (i) as to the progress of Licensee (and its Affiliates and Sublicensees) to develop and commercialize Licensed Products under the Agreement, and (ii) as to the plans for the next year for Licensee (and its Affiliates and Sublicensees) to develop and commercialize Licensed Products under the Agreement. Licensee shall provide as much information as is reasonably necessary to clearly demonstrate that Licensee (and/or its Affiliates and Sublicensees) is using diligent and commercially reasonable efforts to Actively Commercialize the Licensed Patents in the Licensed Fields in the Licensed Territory.

2. Each Report/Plan shall be due and delivered to University within forty-five (45) days after each anniversary of the Effective Date of the Agreement. The Report shall cover the immediately preceding one-year period; and the Plan shall cover the next succeeding one-year period. The Report/Plan shall cover the activities and plans for Licensee and it Affiliates and Sublicensees.

3. Licensee shall cause the Report/Plan to be delivered to and received at University's address prior to the due date, as follows:

   Office of Technology Commercialization
   Attn: Licensing Management
   The University of Texas at Austin
   3925 W. Braker Lane, Suite 1.9A
   Austin, TX 78759

4. Each Report/Plan shall identify the name of the Licensee, the UTA number of the Patent License Agreement, the names of any Affiliates and Sublicensees, and the Licensed Products being developed and/or commercialized.

5. The Report/Plan shall identify the particular Licensed Patents which are being utilized for developing and/or commercializing particular Licensed Products.

6. The Report/Plan shall identify the progress toward completing, the completion of, and the plans for completing, the applicable milestone events specified in the Agreement.

7. The Report/Plan shall identify the research and development activities performed during the past year, and the plans for research and development activities for the next year, relative to developing and commercializing Licensed Products.

8. The Report/Plan shall identify the activities, status and plans for obtaining any necessary governmental approvals for Licensed Products (e.g., FDA regulatory requirements).

9. The Report/Plan shall describe the manufacturing and production facilities, and activities relevant to producing the Licensed Products.

10. The Report/Plan shall describe any product sales activities for the past year (to the extent not reported in the Payment Reports) and the next year.

11. The Report/Plan shall describe the working capital and financing requirements applicable to the past year and the next year, in order to Actively Commercialize the Licensed Products.

12. The Report/Plan shall describe any material intellectual property needs, acquisitions, and/or problems relevant to Actively Commercializing the Licensed Products.

13. The Report/Plan shall describe any other material achievements, plans, problems, and expectations relevant to Actively Commercializing the Licensed Products over the past year and the next year.

14. Once Licensed Products are ready for commercial sales, the Report/Plan shall include a detailed sales and marketing plan for the next year, itemized on a product-by-product and country-by-country basis.

15. The Report/Plan shall describe Licensee's efforts, progress and plans relative to seeking and obtaining Sublicensees to participate in Licensee's efforts to Actively Commercialize the Licensed Products.

16. Licensee shall furnish to University such additional information as may be reasonably requested by University to enable University to be kept well informed as to the progress and plans for Licensee to Actively Commercialize the Licensed Products.

17. If University has a reasonable need to have information for the Report/Plan submitted in a particular format, or in a particular electronic form, then upon such request by University, Licensee shall use diligent and commercially reasonable efforts to comply with such requests.

END OF EXHIBIT A-2